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                                                                   Exhibit 10.22

                        AIR PRODUCTS AND CHEMICALS, INC.
                         CORPORATE EXECUTIVE COMMITTEE
                          RETENTION/SEPARATION PROGRAM

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                                   ARTICLE I

                            PURPOSE AND TERM OF PLAN

         Section 1.01 Purpose. Air Products and Chemicals, Inc. hereby establishes the Air Products and Chemicals, Inc. Corporate Executive Committee Retention/Separation Program (the "Plan") for the purpose of assisting Air Products in retaining and, where appropriate, facilitating the planned separations of Covered Executives (as defined below) and, in certain cases, providing severance benefits to a Covered Executive.

         Section 1.02 Term of the Plan. The Plan, as set forth herein, shall be effective July 17, 2003. The Plan will continue until such time as the Committee (as defined below) acting in its sole discretion, elects to modify, supercede or terminate the Plan in accordance with, and subject to, the provisions of Article V.

                                   ARTICLE II

                                   DEFINITIONS

         Section 2.01 "Administrator" shall mean the CEO, who shall administer the Plan in accordance with its terms.

         Section 2.02      "Air Products" shall mean Air Products and Chemicals,
Inc.

         Section 2.03 "Benefit" or "Benefits" shall mean any or all of the benefits that a Covered Executive is entitled to receive pursuant to Article III of the Plan.

         Section 2.04 "Bonus" shall mean 100% of the midpoint target bonus for a Covered Executive's salary grade, determined as of the Covered Executive's Employment Termination Date under the grant guidelines for the Air Products Annual Incentive Plan or similar successor or substitute annual incentive plan or program. For purposes of Section 3.01(b), such Bonus shall be prorated by multiplying the amount of the Bonus by a fraction, the numerator of which is the number of days in the current Plan Year through the Covered Executive's Employment Termination Date, and the denominator of which is 365.

         Section 2.05 "CEO" shall mean the Chief Executive Officer of Air Products.

         Section 2.06 "Change in Control" shall be as defined under the Company's standard change in control agreement for senior executives or, if applicable, the change in control agreement that is in effect for a Covered Executive at the time of the Change in Control.

         Section 2.07 "Committee" shall mean the Management Development and Compensation Committee of the Air Products Board of Directors, that may act on behalf of the Company with respect to the Plan as provided in the Plan.

         Section 2.08 "Company" shall mean Air Products and any Subsidiaries which have adopted the Plan with the approval of the Committee. The term "Company" shall include

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any Subsidiary which had adopted the Plan or any successor to Air Products such as a corporation succeeding to the business of Air Products or any Subsidiary, by merger, consolidation or liquidation, or purchase of assets or stock or similar transaction.

         Section 2.09 "Covered Executive" shall mean each individual who has been appointed by the CEO to serve as a member of the Corporate Executive Committee or any similar, successor group of Company-wide policy-making "executive officers" as such term is defined under the Securities Exchange Act of 1934, other than an individual who is a party to an individual employment agreement (or other individual agreement providing for severance benefits excluding an agreement that applies solely in the event of a Change in Control) with the Company approved by the Air Products Board of Directors or the Committee.

         Section 2.10 "Disability" shall be as defined under the Company's long-term disability plan.

         Section 2.11 "Employment Termination Date" shall mean the date specified or agreed to by the CEO in writing on which the active employment relationship between the Covered Executive and the Company is to be and in fact is terminated.

         Section 2.12 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         Section 2.13 "Long-Term Incentive Plan" shall mean the Air Products Long-Term Incentive Plan approved by Air Products' shareholders most recently on 23 January 2003, together with all predecessor and similar successor or substitute intermediate and/or long-term incentive compensation plan or program.

         Section 2.14 "Plan" shall mean the Air Products and Chemicals, Inc. Corporate Executive Committee Retention/Severance Program, as set forth herein, and as the same may from time to time be amended.

         Section 2.15 "Plan Year" shall mean each period commencing on October 1 during which the Plan is in effect and ending on the subsequent September 30.

         Section 2.16 "Salary" shall mean an amount equal to the annual rate of a Covered Executive's base salary payable to the Covered Executive in all capacities with the Company and its Subsidiaries or affiliates for the Plan Year in which a Covered Executive's Employment Termination Date occurs.

         Section 2.17 "Subsidiary" shall mean any corporation in which Air Products owns, directly or indirectly, more than 50% of the voting securities.

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                                  ARTICLE III

                   ENTITLEMENT TO AND DESCRIPTION OF BENEFITS

         Section 3.01 Cash Benefits. Upon a Covered Executive's Employment Termination Date and his satisfaction of the conditions specified in Section
3.03 of the Plan, the Covered Executive shall be entitled to receive the following Benefits as well as those referred to under Section 3.02: (a) a cash severance Benefit equal to the aggregate of the Covered Executive's Salary plus Bonus, (b) an amount equivalent to and in lieu of the Covered Executive's Bonus for the year in which the Employment Termination Date occurs, (c) any accrued but unpaid vacation pay, any similar unpaid items that have accrued and to which the Covered Executive has become entitled as of his Employment Termination Date, including declared but unpaid bonuses and unreimbursed employee business expenses, and (d) a stipend to cover miscellaneous transition expenses including outplacement assistance and legal fees, such stipend to be an amount determined by the Administrator, in his discretion, acting on behalf of the Company.

         Section 3.02 Long-Term Incentive Plan Benefits. In addition to the Benefits payable under Section 3.01, a Covered Executive's outstanding Long-Term Incentive Plan awards shall be treated as follows:

                  (a) All stock options and stock appreciation rights which have been outstanding for at least one year prior to the Covered Executive's Employment Termination Date shall continue to vest in accordance with their normal vesting schedule (if not fully vested as of the Employment Termination
Date) and shall remain in effect for the remainder of their stated term, as set forth in the agreements governing such awards, in each case as if the Covered Executive had continued in employment following the Employment Termination Date.

                  (b) All unearned performance shares or other awards with performance-based earnout or vesting shall earn out or vest consistent with the decision made by or on behalf of the Company for other senior executives for the relevant cycle and shall be paid out within 30 days of earn out or vesting.

                  (c) All awards, including career shares and earned-out deferred performance shares, which are subject to time-based vesting or other non-performance-based conditions, shall be paid out within 30 days of the Covered Executive's Employment Termination Date (or, if later, the end of the revocation period of the release described in Section 3.03).

         Section 3.03 Conditions to Entitlement to Benefit. To be eligible to receive any Benefits under the Plan after the Covered Executive's Employment Termination Date has been set, a Covered Executive must (a) continue in his then current office and perform such duties for the Company as are typically related to the Covered Executive's position (or such other position as the CEO reasonably requests) including identifying, recruiting and/or transitioning the Covered Executive's successor, in all events performing all assigned duties in the manner reasonably directed by the CEO in his sole discretion, and cease his employment on the Employment Termination Date; (b) execute a release and discharge of the Company, in

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substantially the form attached hereto as Appendix A, from any and all claims, demands or causes of action (other than as provided in said Appendix A); and (c) execute a noncompetition, nonsolicitation, and nondisparagement agreement that extends for the two-year period following the Covered Executive's Employment Termination Date in substantially the form attached hereto as Appendix B, with such changes therein as the Administrator shall determine, in his discretion, acting on behalf of the Company. No Benefits due hereunder shall be paid to a Covered Executive who has not complied in all respects with the requirements of this Section 3.03.

         Section 3.04 Method of Payment. The cash Benefits to which a Covered Executive is entitled, as determined pursuant to Section 3.01 hereof, shall be paid in a lump sum, subject to all employment and withholding taxes applicable to the type of payments made. In general, payments shall be made within 30 days after the Covered Executive's Employment Termination Date or, if later, after the expiration of any revocation period for the release signed by the Covered Executive pursuant to Section 3.03. Long-Term Incentive Plan awards, referred to in Section 3.02, will be paid in the form, and subject to applicable withholding, as provided in the respective award agreements.

         Section 3.05 Death or Disability. If a Covered Executive incurs Disability or dies before the Employment Termination Date has been set, no Plan payments or other benefits will be due and owing to the Executive or, in the case of his death, to his estate or beneficiary.

         If a Covered Executive incurs Disability or dies after his Employment Termination Date has been set but not attained, the Administrator shall cause any Benefits due under the Plan to be paid to the Covered Executive or, in the case of his death, to the Covered Executive's designated beneficiary or to his estate; provided, however, that if the Covered Executive dies after he has retired prior to attaining the Employment Termination Date, no Benefits shall be due and owing under the Plan to the Covered Executive's designated beneficiary, his estate, or any other person. For this purpose, "retire" means to have separated from employment and begun to receive an immediate pension benefit under a Company-sponsored defined benefit pension plan.

         A Covered Executive's beneficiary designation shall be made in the manner, and at the time, prescribed by the Administrator in his sole discretion. In the absence of an effective beneficiary designation hereunder, the Covered Executive's estate shall be deemed to be the designated beneficiary.

         Section 3.06 Change in Control. In the event of a Change in Control of the Company, the change in control agreement applicable to the Covered Executive shall continue in full force and effect and the Plan shall be null and void; and, if the Change in Control occurs after the Employment Termination Date has been set but before the Employment Termination Date, the change in control agreement applicable to the Covered Executive shall continue in full force and effect and the Employment Termination Date under the Plan shall be treated under the change in control agreement as the Covered Executive's "Termination Date" for other than death, "Disability" or "Cause", as such terms appearing in quotations are defined in the change in control agreement, and the Plan shall be null and void.

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                                   ARTICLE IV

                                 ADMINISTRATION

         Section 4.01 Authority and Duties. It shall be the duty of the Administrator, on the basis of information supplied to him by the Company, to determine the entitlement of each Covered Executive to Benefits under the Plan, to calculate the amount of the cash Benefits payable to each such Covered Executive, and to determine the manner and time of payment of the Benefits consistent with the provisions hereof. The Company shall make such payments as the Administrator determines to be due to Covered Executives. The Administrator shall have the full power and authority to construe, interpret and administer the Plan, to correct deficiencies therein, and to supply omissions. All decisions, actions, and interpretations of the Administrator shall be final, binding, and conclusive upon the parties.

         Section 4.02 Expenses of the Administrator. All reasonable expenses of the Administrator shall be paid or reimbursed by the Company upon proper documentation. The Company shall indemnify and defend the Administrator against personal liability for actions taken in good faith in the discharge of his duties.

         Section 4.03 Actions of the Administrator. Whenever a determination is required of the Administrator under the Plan, such determination shall be made solely at the discretion of the Administrator. In addition, the exercise of discretion by the Administrator need not be uniformly applied to similarly situated Covered Executives and shall be final and binding on each Covered Executive or beneficiary(ies) to whom the determination is directed.

                                   ARTICLE V

                            AMENDMENT AND TERMINATION

                  The Company, acting through the Committee, retains the right, at any time and from time to time, to amend, suspend, or terminate the Plan in whole or in part, for any reason, and, except as provided below, without either the consent of or the prior notification to any Covered Executive. Notwithstanding the foregoing, no such amendment, suspension or termination shall (a) give the Company the right to recover any amount paid to a Covered Executive prior to the date of such action, (b) cause the cessation and discontinuance of payments of Benefits to any person or persons under the Plan already receiving Benefits, or (c) be effective to terminate or reduce the Benefits or prospective Benefits of any Covered Executive whose Employment Termination Date has been set as of the date of such amendment, suspension or termination (unless the express written consent of the Covered Executive has been obtained with respect thereto).

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                                   ARTICLE VI

                              DUTIES OF THE COMPANY

         Section 6.01 Records. The Company shall supply to the Administrator all records and information necessary to the performance of the Administrator's duties.

         Section 6.02 Discretion. Any decisions, actions or interpretations to be made under the Plan by the Board, the Committee, the Company, or the Administrator, acting on behalf of the Company, shall be made in its or their respective sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive upon all parties.

                                  ARTICLE VII

                                CLAIMS PROCEDURES

         Section 7.01 Application for Benefits. A person who believes that he is being denied a Benefit to which he is entitled under the Plan (hereinafter referred to as a "Claimant") may file a written request with the Administrator setting forth the claim. A notice denying or granting the claim shall be provided to the Claimant within ninety (90) days after the Administrator's receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, notice of the extension shall be furnished by the Administrator to the Claimant within the initial 90-day period and in no event shall such extension exceed a period of ninety (90) days from the end of the initial 90-day period. Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Administrator expects to render a decision on the claim.

         If the claim is denied in whole or part, the Claimant shall be provided a written or electronic notice, using language calculated to be understood by the Claimant, setting forth (a) the specific reason or reasons for such denial and the specific reference to relevant provisions of the Plan upon which such denial is based, (b) a description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary, (c) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review and the time limits for requesting a review, and (d) the Claimant's right to bring an action for benefits under ERISA Section 502 following an adverse benefit determination on review.

         Section 7.02      Appeals of Denied Claims for Benefits. Within sixty
(60) days after receipt by the Claimant of the notice described above, the Claimant may request in writing that the Administrator review the determination. The Claimant or his duly authorized representative may review, upon request and without charge, copies of all documents, records, and other information relevant to his claim and submit documents, records, or written comments for consideration by the Administrator. If the Claimant does not request a review of the initial determination within such 60-day period, the Claimant shall be barred and stopped from challenging the determination.

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         The decision on review normally shall be made within sixty (60) days of the Administrator's receipt of the request for review. If an extension of time is required due to special circumstances, the Claimant shall be notified by the Administrator prior to the termination of the initial 60-day period, and in no event shall such extension exceed a period of sixty (60) days from the end of the initial 60-day period. The extension notice shall indicate the special circumstances requiring extension of time and the date by which the Administrator expects to render a decision on the claim. The decision on review shall be given to the Claimant within the applicable time limit discussed above. All decisions on review shall be final and binding with respect to all concerned parties. The decision on review shall set forth, in a manner calculated to be understood by the Claimant (a) the specific reasons for the decision and shall include references to the relevant Plan provisions upon which the decision is based, (b) the Claimant's right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information, relevant to his benefits, and (c) the Claimant's right to bring a civil action under ERISA Section 502(a).

                                  ARTICLE VIII

                                  MISCELLANEOUS

         Section 8.01 Nonalienation of Benefits. None of the payments, Benefits or rights of any Covered Executive shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, Benefits and rights shall be free from attachment, garnishment, trustee's process, or any other legal or equitable process available to any creditor of such Covered Executive. No Covered Executive shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the Benefits or payments which he may expect to receive, contingently or otherwise, under the Plan.

         Section 8.02 No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any Benefits shall be construed as giving any Covered Executive, or any person whosoever, the right to be retained in the service of the Company, and all Covered Executives shall remain subject to discharge to the same extent as if the Plan had never been adopted.

         Section 8.03 Entire Agreement. Except as may be provided in an executive change in control severance agreement (or, if applicable, the change in control agreement that is in effect for a Covered Executive at the time of a Change in Control) between the Company and a Covered Executive, this Plan document, as it may be amended by the Committee, and the documents specifically referenced herein, or in such amendment, shall constitute the entire agreement between the Company and the Covered Executive with respect to the Benefits promised hereunder and no other agreements, representations, oral or otherwise, express or implied, with respect to such benefits shall be binding on the Company.

         Section 8.04 Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

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         Section 8.05      Successors, Heirs, Assigns, and Personal
Representatives. The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Covered Executive, present and future.

         Section 8.06 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

         Section 8.07 Gender and Number. Except where otherwise clearly indicated by context, the masculine and the neuter shall include the feminine and the neuter, the singular shall include the plural, and vice-versa.

         Section 8.08 Unfunded Plan. The Plan shall not be funded. The Company may, but shall not be required to, set aside or earmark an amount necessary to provide the Benefits specified herein (including the establishment of trusts). In any event, no Covered Executive shall have any right to, or interest in, any assets of the Company.

         Section 8.09 Payments to Incompetent Persons, Etc. Any Benefit payable to or for the Benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Administrator and all other parties with respect thereto.

         Section 8.10 Lost Payees. A Benefit shall be deemed forfeited if the Administrator is unable to locate a Covered Executive to whom a Benefit is due. Such Benefit shall be reinstated if application is made by the Covered Executive for the forfeited Benefit while the Plan is in operation.

         Section 8.11 Controlling Law and Nature of Plan. The Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania to the extent not preempted by Federal law. The Plan is not intended to be included in the definitions of "employee pension benefit plan" and "pension plan" set forth under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Rather, the Plan is intended to meet the descriptive requirements of a plan constituting a "severance pay plan" within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). Accordingly, the Benefits paid by the Plan are not deferred compensation.

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                                   APPENDIX A

                                 GENERAL RELEASE

                  1.       I, ____________________ (the "Executive"), for and in
consideration of (a) certain severance benefits to be paid and provided to me by Air Products and Chemicals, Inc. (the "Company") under the Air Products and Chemicals, Inc. Corporate Executive Committee Retention/Separation Program (the "Plan") and (b) the Company's execution of a release in favor of the Executive, on the date this General Release becomes irrevocable, substantially in the form attached hereto as Annex 1, and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE Air Products and Chemicals, Inc. (the "Company") and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, shareholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the "Company"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. Sections 951 et seq., as amended, the Rehabilitation Act of 1973, 29 USC Sections 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC Sections 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC Sections 60/ et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC Sections 621 et seq., as amended ("ADEA"), the Americans with Disabilities Act, 29 USC Sections 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC Sections 301 et seq., as amended, any contracts between the Company and me and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Release shall not apply to any entitlements under the terms of the Plan or under any other plans or programs of the Company in which I participated and under which I have accrued and become entitled to a benefit other than under any Company separation or severance plan or programs. Notwithstanding the foregoing, I understand that I shall be indemnified by the Company as to any liability, cost or expense for which I would have been indemnified during employment, in accordance with the Company's certificate of incorporation or insurance coverages in force for employees of the Company serving in executive capacities for actions taken on behalf of the Company within the scope of my employment by the Company.

                  2. Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to

                                      -9-
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unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

                  3. I hereby agree and recognize that my employment by the Company was/will be permanently and irrevocably severed on ___________________, 20__ and the Company has no obligation, contractual or otherwise to me to hire, rehire or reemploy me in the future. I acknowledge that the terms of the Plan provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

                  4. I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that the Plan was, and this Release is, executed voluntarily to provide an amicable resolution of my employment relationship with the Company.

                  5. I hereby acknowledge that nothing in this Release shall prohibit or restrict me from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company's designated legal, compliance or human resources officers; or
(iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

                  6. I hereby certify that I have read the terms of this Release, that I have been advised by the Company to discuss it with my attorney, that I have received the advice of counsel and that I understand its terms and effects. I acknowledge, further, that I am executing this Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me. None of the above named persons, nor their agents, representatives, or attorneys have made any representations to me concerning the terms or effects of this Release other than those contained herein.

                  7. I hereby acknowledge that I have been informed that I have the right to consider this Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this Release for a period of seven days following execution by giving written notice to the Company at 7201 Hamilton Boulevard, Allentown Pennsylvania 18195-1501, Attention:
General Counsel.

                  8. I hereby further acknowledge that the terms of Appendix B of the Plan continue to apply for the balance of the time periods provided therein and that I will abide by and fully perform such obligations.

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                  Intending to be legally bound hereby, I execute the foregoing
Release this ___ day of _____________, 20 ___.

___________________________                             ________________________
Witness                                                 Executive

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                                     ANNEX 1

                                 GENERAL RELEASE

                  1. Air Products and Chemicals, Inc. (the "Company") on its behalf and on behalf of its subsidiaries and affiliates, their officers, directors, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term "Company"), for and in consideration of ____________________ (the "Executive") executing the general release of claims against the Company dated _______________ (the "Executive's Release of the Company"), and other good and valuable consideration, does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Executive, his assigns, heirs, executors and administrators (hereinafter collectively included within the term "Executive"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which it ever had, now have, or hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of the Executive's employment with the Company to the date of this Release arising from or relating in any way to the Executive's employment relationship and the termination of his employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, any contracts between the Company and the Executive, other than the Executive's Release of the Company, the Executive's Noncompetition, Nonsolicitation, and Nondisparagement Agreement with the Company, and the Employee Patent and Confidential Information Agreement entered into by the Executive on _______________, and any common law claims now or hereafter recognized and all claims for counsel fees and costs, but in no event shall this release apply to any action attributable to a criminal act or to an action outside the scope of the Executive's employment.

                  2. Subject to the limitations of paragraph 1 above, the Company expressly waives all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. The Company understands the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

                  3. The Company hereby certifies that it has been advised by counsel in the preparation and review of this Release.

                  Intending to be legally bound hereby, Air Products and Chemicals, Inc. executes the foregoing Release this ____ day of ____________, 20__.

_______________________________             By:________________________
Witness

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                                   APPENDIX B

         NONCOMPETITION, NONSOLICITATION, AND NONDISPARAGEMENT AGREEMENT

                  I, ____________________ (the "Executive"), for and in
consideration of (a) certain severance benefits to be paid and provided to me by Air Products and Chemicals, Inc. (the "Company") under the Air Products and Chemicals, Inc. Corporate Executive Committee Retention/Separation Program (the "Plan"), and (b) the Company's execution of a release in favor of the Executive, I, the Executive, hereby covenant and agree as follows:

                  1. The Executive acknowledges that the Company is generally engaged in business throughout the world. During the Executive's employment by the Company and for two years after the Executive's Employment Termination Date (as defined in the Plan), the Executive agrees that he will not, unless acting with the prior written consent of the Company, directly or indirectly, own, manage, control, or participate in the ownership, management or control of, or be employed or engaged by, or otherwise affiliated or associated with, as an officer, director, employee, consultant, independent contractor or otherwise, any other corporation, partnership, proprietorship, firm, association, or other business entity, or otherwise engage in any business which is engaged in any manner anywhere in any business which, as of the Employment Termination Date, is engaged in by the Company, has been reviewed with the Board for development to be owned or managed by the Company, and/or has been divested by the Company but as to which the Company has an obligation to refrain from involvement, but only for so long as such restriction applies to the Company; provided, however, that the ownership of not more than 5% of the equity of a publicly traded entity shall not be deemed to be a violation of this paragraph.

                  2. The Executive also agrees that he will not, directly or indirectly, during the period described in paragraph (1), induce any person who is an employee, officer, director, or agent of the Company, to terminate such relationship, or employ, assist in employing or otherwise be associated in business with any present or former employee or officer of the Company, including without limitation those who commence such positions with the Company after the Employment Termination Date.

                  3. For the purposes of this Agreement, the term "Company" shall be deemed to include Air Products and the subsidiaries and affiliates of Air Products.

                  4. The Executive acknowledges and agrees that the restrictions contained in this Agreement are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should the Executive breach the provisions of this Section. The Executive represents and acknowledges that (i) the Executive has been advised by the Company to consult the Executive's own legal counsel in respect of this Agreement, (ii) the Executive has consulted with and been advised by his own counsel in respect of this Agreement, and (iii) the Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Executive's counsel.

                  5. The Executive further acknowledges and agrees that a breach of the restrictions in this Agreement will not be adequately compensated by monetary damages. The Executive agrees that the Company shall be entitled to
(i) preliminary and permanent injunctive relief, without the necessity of proving actual damages, or posting of a bond, (ii) an equitable accounting of all earnings, profits and other benefits arising from any violation of this Agreement, and (iii) enforce the terms, including requiring forfeitures, under other plans, programs and agreements under which the Executive has been granted a benefit contingent on a covenant similar to those contained in this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that the provisions of this Agreement should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

                  6. If the Executive breaches his obligations under this Agreement, he agrees that suit may be brought, and that he consents to personal jurisdiction, in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Allentown, Pennsylvania; consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding; and waives any objection which he may have to the laying of venue of any such suit, action or proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

                  7. Executive further agrees, covenants, and promises that he will not in any way communicate the terms of this Agreement to any person other than his immediate family and his attorney and financial consultant or when necessary to advise a third party of his obligations under this Agreement. Notwithstanding the foregoing, the Company and Executive also agree that for a period of two years following the Employment Termination Date, Executive will provide and that at all times after the date hereof the Company may similarly provide, with prior written notice to Executive, a copy of this Agreement to any business or enterprise (i) which Executive may directly or indirectly own, manage, operate, finance, join, control or of which he may participate in the ownership, management, operation, financing, or control, or
(ii) with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant, or otherwise, or in connection with which Executive may use or permit to be used Executive's name. Executive agrees not to disparage the name, business reputation, or business practices of the Company or its subsidiaries or affiliates, or its or their officers, employees, or directors, and the Company agrees not to disparage the name or business reputation of Executive.

                  8. The Executive hereby expressly acknowledges and agrees that (i) the provisions of the Employee Patent and Confidential Information Agreement entered into by him on _______________, shall continue to apply in accordance with its terms, and (ii) the provisions of the Executive's outstanding incentive award agreements granted under the Company's Long-Term Incentive Plan, as defined in the Plan, shall continue to apply in accordance with their terms except as otherwise provided in
Section 3.02 of the Plan and except that, for purposes of interpreting the provisions of the first indented clause of Section 2 of the "Conditions"(as defined in, and as set forth in Exhibit A to, each of the Executive's award agreements under the Long-Term Incentive Plan), "in Competition with the Company" shall be construed as provided in this Agreement.

                  9. No failure or delay on the part of the Company in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any further or other exercise thereof or the exercise of any other right or power hereunder. No modification or waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective until the same shall be in writing and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

                  10. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to its conflict of laws provisions. This Agreement shall extend to and enure to the benefit of the respective successors and assigns of the Company.

                  Intending to be legally bound hereby, I execute the Noncompetition, Nonsolicitation, and Nondisparagement Agreement this ___ day of _____________, 20 ___.

___________________________                            _________________________
Witness                                                Executive

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